Exhibit 99.1
For Immediate Release:

Investor Contacts:	Press Contact:
Kara B. Jenny	Monica Halpert
Chief Financial Officer	Director of Content and Creative
Bluefly, Inc.	212-944-8000 ext. 297
212- 944-8000 ext. 286	monica.halpert@bluefly.com
kara.jenny@bluefly.com

RHO VENTURES COMMITS $15 MILLION GROWTH EQUITY INVESTMENT TO BLUEFLY

NEW YORK – December 21, 2009 – Bluefly, Inc. (NASDAQ Capital Market: BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com), today announced that Rho Ventures has reached a definitive agreement to purchase $15 million of newly issued common stock from the Company.

“We are thrilled to have Rho Ventures as an investor in the business,” said Melissa Payner-Gregor, CEO of Bluefly.com.  “Bluefly has created a large and loyal following among those in the know as the place to find in season, on-trend designer apparel and accessories at a value.  With Rho's support and expertise we can accelerate our growth and reach new customers while solidifying our market position.”

Under the terms of the deal, the Company agreed to sell $15 million of newly issued common stock at a price of $1.70 per share. Approximately $4.7 million of the investment was closed simultaneously with the execution of the agreement, with a second closing for the remainder of the investment scheduled to occur during the first quarter of 2010, subject to the receipt of stockholder approval (as required by Nasdaq rules). Following the completion of the second closing, Rho Ventures will own approximately 33% of the Company’s shares, on a fully diluted basis, and will become its largest shareholder.

“Bluefly has built an impressive market position as the leading, recognized brand in designer online retailing,” said Habib Kairouz, managing partner at Rho Ventures. “Rho Venture’s investment strategy seeks to fund high-growth companies focused on large markets and Bluefly is no exception. Their success and future potential can be attributed to a seasoned direct-to-consumer management team, deep relationships with top fashion brands, and the fiscal prudence to manage resources in hard economic times. We look forward to working with them to ignite this next phase of growth.”

Simultaneously with the execution of the agreement, affiliates of Soros Fund Management LLC (“Soros”) and private funds associated with Maverick Capital, Ltd. (“Maverick”) converted their holdings of an aggregate of $3 million principal amount of the Company’s outstanding convertible notes into shares of the Company’s common stock at a conversion price of $1.70 per share. Under a voting agreement entered into among Rho Ventures, Soros, Maverick and investment entities and accounts managed and advised by Prentice Capital Management, LP (“Prentice”), Rho and Soros each have the right to two designees on the Company’s board of directors and each of Maverick and Prentice will continue to have the right to designate one member of the Company’s board of directors, in each case subject to specified ownership thresholds. The second closing is also subject to shareholder approval of an amendment to the Company’s certificate of incorporation to establish a classified board of directors. Pursuant to the voting agreement, Soros, Maverick and Prentice also agreed to vote such portion of their shares in favor of the transactions contemplated by the agreements, as when aggregated with the shares already purchased by Rho Ventures, equals 40% of the outstanding shares of common stock of the Company.

This press release does not constitute an offer of any securities for sale. The offer and sale of the shares of common stock issued to entities affiliated with Rho Ventures were not registered under the Securities Act, and such shares may not be offered or sold absent registration under the Securities Act or an applicable exemption therefrom.

About Bluefly, Inc.
Founded in 1998, Bluefly, Inc. (NASDAQ Capital Market: BFLY) is a leading online retailer of designer brands, fashion trends and superior value. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

About Rho Ventures
Rho Ventures’ multi-stage investing strategy focuses on high-growth companies in large markets that are disrupting traditional value chains. With a broad, but strategic, sector mandate, Rho Ventures’ investments span new media, healthcare, IT, communications, energy technology and other disruptive technologies. Rho Ventures brings nearly 30 years of venture experience, combined with its partners’ deep sector expertise and its far-reaching network to assist each portfolio company in forming a unique strategy to address the specific sector and stage. This approach has allowed Rho to participate in the growth of some of today’s most innovative and successful companies, including Ciena, Capstone Turbine, Compaq Computer, Gloucester Pharmaceuticals, Human Genome Sciences, iVillage, MedImmune, Senomyx, Shire, Tacoda, Tercica, Tripod and Yantra. Rho Ventures is currently investing from Rho Ventures VI, a $510 million fund. The firm has offices in New York City, Palo Alto and Montreal, with investments across the globe.

This press release may include statements that constitute “forward-looking statements,” usually containing the words “believe,” “project,” “expect” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  The risks and uncertainties are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.  These risks and uncertainties include, but are not limited to, the Company’s ability to continue the positive trend in operating income;  the Company’s history of losses and anticipated future losses; risks related to the Company’s ability to continue positive trends in cash flow;  risks related to the economic downturn; increased online competition; the potential failure to forecast revenues and/or to make adjustments to operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce market; the availability of merchandise; the Company’s dependence on one supplier for a material portion of its inventory; risks associated with the acquisition of inventory from foreign markets, including currency fluctuations; the need to further establish brand name recognition; management of potential growth; and  risks associated with the Company’s ability to handle increased traffic and/or continued improvements to its Web site.